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NEWS RELEASE
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                                     For:        DOSKOCIL COMPANIES INC.
                                     Contact:    Bryant Bynum
                                                 Vice President Planning
                                                 Corporate Finance
                                                 (405) 879-5500

                                                 Naomi Rosenfeld/Eileen Howard
                                                 Morgen-Walke Associates
                                                 (212) 850-5600

FOR IMMEDIATE RELEASE


               DOSKOCIL CHANGES NAME TO FOODBRANDS AMERICA, INC.
                             -NEW STOCK SYMBOL FBAI-

     Oklahoma City, OK, April 3, 1995 -- Doskocil Companies Incorporated (Nasdaq: DOSK) today announced that the Company is changing its name to Foodbrands America, Inc. Effective Monday, April 3, 1995, the Company's new stock symbol will be "FBAI".

     "The new name provides an identity more appropriately representing the Company's mission and future. As Foodbrands America we will revitalize the inherent strengths of Doskocil Companies Incorporated and its major subsidiary, Wilson Foods Corporation and capitalize new opportunities for growth," said
R. Randolph Devening, Chairman, President and Chief Executive Officer. "The name Foodbrands America reflects the Company's diverse offering of perishable food products, a commitment to quality and our desire to be a leader in each of our markets," said Mr. Devening.

     Foodbrands America produces, markets and distributes branded and processed food products under proprietary brand names that include Wilson[REGISTERED TRADEMARK], Corn King[REGISTERED TRADEMARK], Wilson's Continental Deli[REGISTERED TRADEMARK], American Favorite-TM-, Doskocil Foods-TM-, Jefferson Meats-TM-, Fred's[REGISTERED TRADEMARK], Rotanelli's[REGISTERED TRADEMARK], Posada[REGISTERED TRADEMARK], and Butcher Boy[REGISTERED TRADEMARK]. The Company's products include pepperoni and beef and pork toppings marketed to the pizza industry, appetizers, Mexican and Italian foods, as well as boneless hams, sausage, bacon, and other branded and processed products for the foodservice, delicatessen and retail markets.


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